Exhibit 4.6

Execution Version

FIFTH AMENDING AGREEMENT DATED AS OF DECEMBER 19, 2019

TO THE RESTATED CREDIT AGREEMENT DATED AS OF OCTOBER 5, 2017

AMONG

MAXAR TECHNOLOGIES INC.

as Borrower

– and –

ROYAL BANK OF CANADA

as Administrative Agent

– and –

ROYAL BANK OF CANADA

as Collateral Agent

– and –

THE LENDERS FROM TIME TO TIME PARTY THERETO

as Lenders

FIFTH AMENDING AGREEMENT

THIS AGREEMENT dated as of December 19, 2019,

BETWEEN:

MAXAR TECHNOLOGIES INC., a publicly-traded corporation organized under  the  laws  of  the   State   of   Delaware   (hereinafter   referred   to   as   the “Borrower”)

OF THE FIRST PART

- and -

ROYAL BANK OF CANADA, a Canadian chartered bank, in its capacity as administrative agent of the Lenders (hereinafter referred to as the “Administrative Agent”)

OF THE SECOND PART

WHEREAS, the Borrower and the Administrative Agent are certain of the parties to the Credit Agreement (as defined below);

AND WHEREAS, pursuant to Section 14.2(9) of the Credit Agreement, any provision of the Credit Agreement or any other Credit Facility Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

AND WHEREAS, the Administrative Agent and the Borrower have jointly identified and wish to cure an ambiguity, omission, mistake, defect and/or inconsistency in the Credit Agreement and the other Credit Facility Documents;

AND WHEREAS, notice of this Agreement was posted to Lenders on December 11, 2019, and the Required Lenders did not object to this Agreement within five Business Days;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.            INTERPRETATION

1.1         In this Agreement (including the recitals hereto), unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this Fifth Amending Agreement; and

“Credit Agreement” means that certain Restated Credit Agreement, dated as of October 5, 2017, among the Borrower, as borrower, the Administrative Agent, Royal Bank of Canada, as collateral agent, and the lenders from time to time party thereto, as lenders, as amended by each of that certain First Amending Agreement, dated as of December 21, 2018, that certain Second Amending Agreement, dated as of December 21, 2018, as amended by that certain Amending Agreement in respect of such Second Amending Agreement, dated as of January 15, 2019, that certain Third Amending Agreement, dated as of November 4, 2019, and that certain Fourth Amending Agreement, dated as of December 11, 2019.

1.2         Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3         The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto. Unless expressly indicated otherwise, all references to “Section” or “Sections” are intended to refer to a Section or Sections of the Credit Agreement.

2.            AMENDMENT

The third sentence of Section 14.2(7) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Additionally, the Lenders hereby irrevocably agree that (i) any Guarantor shall be released from its MDA Obligor Guarantee upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Designated Subsidiary or commencing to be an Excluded Subsidiary and (ii) upon the release of the Liens on any Collateral granted to the Collateral Agent by the Cdn. Borrower in its capacity as an MDA Obligor in accordance with the first sentence of this Section 14.2(7) and the release of the Cdn. Borrower from its MDA Obligor Guarantee in accordance with subclause (i) of this sentence, and provided that the Operating Facility Commitments of the Operating Lender have been decreased to $0 in accordance with Section 2.1(9), the Cdn. Borrower shall automatically cease to be a Borrower, and shall be released from any obligations it may have as a Borrower, under this Agreement and the other Credit Facility Documents, and the Borrower shall not be permitted to increase the Operating Facility Commitments of the Operating Lender at any time thereafter.”

3.            CONDITION PRECEDENT TO EFFECTIVENESS

This Agreement shall only become effective upon receipt by the Administrative Agent of a copy of this Agreement, executed by the Borrower and the Administrative Agent.

4.            CONFIRMATION OF CREDIT AGREEMENT AND OTHER DOCUMENTS

The Credit Agreement and all covenants, terms and provisions thereof shall, subject to the provisions of this Agreement, be and continue to be in full force and effect.

5.            MISCELLANEOUS

5.1         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the Laws of the United States of America applicable therein.

5.2         The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

5.3         This Agreement may be executed in any number of counterparts, including by way of facsimile or PDF, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

5.4         This Agreement shall constitute a Credit Facility Document for the purposes of the Credit Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

:
MAXAR TECHNOLOGIES INC., as Borrower

	By:	/s/ Randall Lynch
		Name:	Randall Lynch
		Title:	Senior Vice President & Treasurer

MDA SYSTEMS HOLDINGS LTD., as Cdn. Borrower

By:	/s/ Randall Lynch
	Name:	Randall Lynch
	Title:	President & Treasurer

This page is attached to and forms part of the Fifth Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

ROYAL BANK OF CANADA, as Administrative
Agent
By:	/s/ Rodica Dutka
	Name:	Rodica Dutka
	Title:	Manager, Agency

This page is attached to and forms part of the Fifth Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.